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Exhibit 99.4

[QCR HOLDINGS, INC. LOGO]	SAFEKEEPING PROGRAM

Please detach here and return the top stub with label to Illinois Stock Transfer Company

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[QCR HOLDINGS, INC. LOGO]

Dear Stockholder,

        Our Safekeeping Program is a safe and convenient way to keep track of your growing investment in QCR Holdings, Inc.

        The Safekeeping Program, which is voluntary, allows stockholders to mail accumulated stock certificates to our transfer agent, Illinois Stock Transfer Company (IST). Upon receipt of the transmittal and certificates, IST will credit your account with the appropriate number of book entry shares, cancel the actual certificates, and issue to you a statement reflecting the total number of shares held for you by IST. Safekeeping is only available for those stockholders enrolled in the Dividend Reinvestment Plan.

        Stockholders requiring certificates for sale or pledge may request them at anytime from IST. Simply complete the reverse side of your statement and return it to IST via mail or fax (fax # 312-427-2879).

Please follow these instructions if you would like to participate in the Safekeeping Program:

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  Collect all of your stock certificates, but DO NOT SIGN the reverse side of the certificates.

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  Complete the Tally Sheet for your records.

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  Complete the Transmittal Form. (Note: Stockholders who sign in a fiduciary capacity (e.g., trustee or executor) must attach proof of their fiduciary capacity.)

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  There is no fee for Safekeeping. (All Safekeeping fees will be paid directly by QCR Holdings, Inc.)

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  Detach the Transmittal Form from the Tally Sheet and retain the Tally Sheet for your records.

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  Mail the stock certificates and the Transmittal Form along with your daytime telephone number to our transfer agent, Illinois Stock Transfer Company, 209 West Jackson Boulevard, Suite 903, Chicago, IL 60606-6905.

        For your safety, we recommend the stock certificates be sent registered mail, return receipt requested, or by overnight courier. Also the certificates should be insured for two percent (2%) of their market value. The market value can be calculated by multiplying the total number of shares mailed by the most recent closing price of the stock. Multiply the result by .02 to arrive at the value for which you should insure the items. The two percent is the cost of the bond required to replace the certificates if they are lost in the mail or by any other carrier.

Sincerely,
/s/ MICHAEL A. BAUER	/s/ DOUGLAS M. HULQUIST
Michael A. Bauer Chairman	Douglas M. Hulquist President and CEO
3059	See Reverse Side for Tally Sheet and Transmittal Form

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  Exhibit 99.4